Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As previously reported on October 1, 2010, Richardson Electronics, Ltd. (the “Company,” “we,” “our”), and Arrow Electronics, Inc. (“Arrow”) entered into an Acquisition Agreement (the “Acquisition Agreement”). Pursuant to the Acquisition Agreement, Arrow agreed to acquire all of the assets primarily used or held for use in, and certain liabilities of, the Company’s RF, Wireless & Power Division (“RFPD”), as well as certain other Company assets, including its information technology assets (the “Transaction”).

For the quarterly period ended November 27, 2010, the Company reported RFPD as a discontinued operation in the unaudited condensed consolidated balance sheet as of November 27, 2010, and the unaudited condensed consolidated statements of income for the three and six months ended November 27, 2010, and the consolidated statements of income for the three and six months ended November 28, 2009.

On March 1, 2011, the Company and Arrow closed the Transaction. The total consideration paid by Arrow on the closing date was $238.8 million which included an estimated pre-closing working capital adjustment. The final purchase price is subject to a post-closing working capital adjustment.

The following unaudited condensed consolidated financial statements are presented to illustrate the effects of the Transaction. The unaudited pro forma condensed consolidated balance sheet as of November 27, 2010, illustrates the estimated effects of the Transaction as if the sale had occurred on May 29, 2010, and includes the retention of net proceeds and an adjustment to retained earnings for the estimated gain on the sale of the Transaction. The unaudited pro forma condensed consolidated statement of income for the fiscal year ended May 29, 2010, illustrate the estimated effects of the Transaction as if the Transaction took place on May 30, 2009, the last day of our fiscal year 2009.

The unaudited pro forma condensed consolidated financial statements presented are for informational purposes only and do not purport to present what our results would have been had the Transaction actually occurred on the dates presented or to project our results of operations or financial position for any future period. The pro forma financial statements are based upon currently available information, preliminary estimates, and certain assumptions that are believed to be reasonable and represent all material information that is necessary to fairly present the pro forma financial statements.

The unaudited pro forma condensed consolidated financial statements, including the notes thereto, should be read in conjunction with: (i) our audited consolidated financial statements and the notes thereto for the year ended May 29, 2010, and (ii) our unaudited consolidated financial statements and the notes thereto for the three and six months ended November 27, 2010.

Richardson Electronics, Ltd.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

(in thousands)

	Q2 FY 2011
	As of November 27, 2010
	As Reported	Pro Forma Adjustments	Notes	Pro forma
Assets
Current Assets:
Cash and cash equivalents	$33,033	$197,457	(a)	$230,490
Receivables	22,008	—		22,008
Inventories	26,491	—		26,491
Prepaid expenses	1,388	—		1,388
Deferred income taxes	346	—		346
Discontinued Assets	173,168	(173,168)	(b)	—

Total current assets	256,434	24,289		280,723

Non-current assets:
Property, plant and equipment, net	5,752	—		5,752
Non-Current deferred income taxes	1,550	—		1,550
Other non-current assets	358	—		358

Total non-current assets	7,660	—		7,660

Total assets	$264,094	$24,289		$288,383

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$18,750	$—		$18,750
Accrued liabilities	10,864	—		10,864
Current portion of long-term debt	18,000	—		18,000
Discontinued Liabilities	60,990	(60,990)	(c)	—

Total Current Liabilities	108,604	(60,990)		47,614

Non-current liabilities:
Long-term income tax liabilities	346	—		346
Other non-current Liabilities	494	—		494
Discontinued operations—non-current liabilities	3,265	(3,265)	(d)	—

Total Non-Current Liabilities	4,105	(3,265)		840

Total liabilities	$112,709	$(64,255)		$48,454

Stockholders’ Equity
Common stock	814			814
Class B common stock	152			152
Additional paid-in-capital	123,065			123,065
Common stock in treasury	(8,665)			(8,665)
Retained earnings (accumulated deficit)	28,061	88,544	(e)	116,605
Accumulated other comprehensive income	7,958			7,958

Total stockholders’ equity	$151,385	$88,544		$239,929

Total liabilities and stockholders’ equity	$264,094	$24,289		$288,383

Richardson Electronics, Ltd.

Unaudited As Reported and Pro Forma Condensed Consolidated Income Statements

(in thousands, except per share amounts)

	YTD Q2 FY 2011	FY 2010
	For the six months ended November 27, 2010	For the twelve months ended May 29, 2010
	As Reported	As Reported	Pro Forma Adjustments	Notes	Pro Forma

Net sales	$78,490	$491,847	$356,475	(f)	$135,372
Cost of sales	55,304	373,836	279,748	(f)	94,088

Gross margin	23,186	118,011	76,727		41,284
% of net sales	29.5%	24.0%	21.5%		30.5%

Selling, general, and administrative expenses	21,743	95,841	52,241	(f)	43,600
% of net sales	27.7%	19.5%	14.7%		32.2%

(Gain) loss on disposal of assets	2	19	(1)		20

Operating Income (Loss)	1,441	22,151	24,487		(2,336)
% of net sales	1.8%	4.5%	6.9%		-1.7%

Other (income) expense
Interest expense	106	3,973	2,834	(g)	1,139
Investment income	—	(113)	(81)	(g)	(32)
Foreign exchange loss	316	1,116	—		1,116
Other, net	(10)	73	—		73

Total	412	5,049	2,753		2,296

Income (loss) before taxes	1,029	17,102	21,734		(4,632)

Income tax provision (benefit)	408	(166)	214	(h)	(380)

Income (loss) from continuing operations	$621	$17,268	$21,520		$(4,252)

Income (loss) from continuing operations:
Per common share - basic	$0.04	$0.99	$1.23		$(0.24)

Per common share - diluted	$0.03	$0.96	$1.20		$(0.24)

Per Class B common shares - basic	$0.03	$0.89	$1.11		$(0.22)

Per Class B common shares - diluted	$0.03	$0.88	$1.11		$(0.23)

Weighted average number of shares:
Common shares - basic	14,725	14,766	14,766		14,766

Common shares - diluted	18,010	18,915	18,915		14,766

Class B common shares - basic	3,038	3,048	3,048		3,048

Class B common shares - diluted	3,038	3,048	3,048		3,048

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

1.	Basis of Presentation

As previously reported, on October 1, 2010, Richardson Electronics, Ltd. (the “Company,” “we,” “our”), and Arrow Electronics, Inc. (“Arrow”) entered into an Acquisition Agreement (the “Acquisition Agreement”). Pursuant to the Acquisition Agreement, Arrow agreed to acquire all of the assets primarily used or held for use in, and certain liabilities of, the Company’s RF, Wireless & Power Division (“RFPD”), as well as certain other Company assets, including its information technology assets (the “Transaction”).

On March 1, 2011, the Company and Arrow closed the Transaction. The total consideration paid by Arrow on the closing date was $238.8 million which included an estimated pre-closing working capital adjustment. The final purchase price is subject to a post-closing working capital adjustment.

The following unaudited condensed consolidated financial statements are presented to illustrate the effects of the Transaction. The unaudited pro forma condensed consolidated balance sheet as of November 27, 2010, illustrates the estimated effects of the Transaction as if the sale had occurred on May 29, 2010, and includes the retention of net proceeds and an adjustment to retained earnings for the estimated gain on the sale of the Transaction. The unaudited pro forma condensed consolidated statement of income for the fiscal year ended May 29, 2010, illustrate the estimated effects of the Transaction as if the Transaction took place on May 30, 2009, the last day of our fiscal year 2009.

The unaudited pro forma condensed consolidated income statements do not reflect any of the following:

Interest Income

We have not yet determined how we will use the proceeds. We may use them for a variety of purposes, including any or all of the following: bolt-on acquisitions, repurchases of outstanding shares of common stock, dividends to stockholders, and general corporate purposes.

We have not included any interest income in the unaudited pro forma condensed consolidated statements of income for the fiscal year ended May 29, 2010. Assuming we invest the cash proceeds, estimated interest income for the fiscal year ended May 29, 2010, would have been approximately $1.9 million. The interest rate assumed is 0.9% and was based on the average interest rates for the one year Certificate of Deposit Index.

Material non-recurring charges or credits

We expect to incur severance charges relating to the realignment of our cost structure after the consummation of the Transaction which we believe will be material to our consolidated financial statements. We are not yet able to estimate the severance expense and related tax effects and have therefore excluded them from our unaudited pro forma condensed consolidated income statement.

2.	Notes to Unaudited Pro Forma Adjustments

(a)	To record the net proceeds from the Transaction. This includes purchase price, estimated pre-closing working capital adjustment, estimated taxes and other expenses directly related to the Transaction which includes legal fees and other professional fees.

(Amounts in 000’s)

Q2 FY 11 As of 11/27/2010
Purchase Price	$211,788
Working Capital Adjustment	16,567

Total Consideration	$228,355

Transaction Costs	3,000

Net Proceeds (before tax)	$225,355

Taxes on Gain from Sale **	27,898

Net Proceeds (after tax)	$197,457

**	See Footnote (e)
(b)	This adjustment includes all assets both current and non-current that are either included in the Transaction or become discontinued as a result of the Transaction.
(c)	This adjustment includes all current liabilities that are either included in the Transaction or become discontinued as a result of the Transaction.
(d)	This adjustment includes all non-current liabilities that become discontinued as a result of the Transaction.
(e)	To record adjustments to Retained Earnings to reflect the gain on sale, and the elimination of discontinued assets and liabilities.

(Amounts in 000’s)

Q2 FY 11 As of 11/27/2010
Purchase Price	$211,788
Working Capital Adjustment	16,567
Transaction Costs	3,000

Net Proceeds (before tax)	$225,355

RFPD Net Assets:
Receivables	85,558
Inventory	62,050
Property, Plant, and Equipment	8,457
Other assets	1,651
Payables	47,641

Net Assets	$110,075

Gain on Sale	$115,280

Taxes on Gain from Sale **	27,898

Net Gain on Sale	$87,382

Q2 FY 11 As of 11/27/2010
Net gain on sale	$87,382
Discontinued assets	(15,452)
Discontinued liabilities	16,614

Total Pro Forma adjustment to Retained Earnings	$88,544

**	The estimated effective tax rate on the gain was calculated using the federal statutory rate of 35% and the state rate of 1.8%, adjusted for the following items: foreign taxes at other rates (-2.6%); net decrease in valuation allowance from the realization of deferred tax assets (-9.4%); and other miscellaneous benefits (-0.6%). After these adjustments, the overall effective tax rate on the gain was estimated to be approximately 25%.
(f)	To record adjustments that eliminate revenue, cost of sales, and selling, general and administrative costs (SG&A) that relate to RFPD. This includes support function personnel costs such as information technology, finance, and supply chain that transfer with the Transaction. This adjustment also includes costs that become discontinued as a result of the Transaction.
(g)	To record an adjustment to eliminate interest expense allocated to RFPD based on the net assets of RFPD to be sold in connection with the Transaction.
(h)	To record an adjustment to eliminate the tax provision resulting from the Transaction. The tax rate was calculated using the federal statutory rate, adjusted for state income taxes, foreign taxes at other rates, and adjustments to our valuation allowance for deferred tax assets. After these adjustments, the pro forma effective tax rate from income from continuing operations was 8.2% for the year ended May 29, 2010.